Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 AND WAIVER, dated as of March 18, 2020 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT, dated as of January 5, 2020 (the “Agreement”), by and among Nebula Acquisition Corp., a Delaware corporation (“NAC”), BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative. Unless otherwise defined herein, capitalized terms are used herein as defined in the Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 9.04 of the Agreement, the parties wish to amend the Agreement and waive certain provisions of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendments the Agreement.

(A).

Section 2.03 of the Agreement is hereby deleted in its entirety and replaced with the following (and corresponding changes to the defined terms and section references set forth in Section 10.03(b) of the Agreement shall be deemed to be made):

“SECTION 2.03 Contingency Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 1.01(c) and 2.02 and as part of the overall Aggregate Consideration, the Blocker Holder and the Company Unitholders shall be issued Fifteen Million (15,000,000) ParentCo Common Shares, in the aggregate (the “Contingency Consideration”), if, at any time prior to or as of the second anniversary of the Closing, the VWAP is greater than or equal to Thirteen Dollars ($13.00) over any twenty (20) trading days within any thirty (30) trading day period (the “Share Target”).

(b) If the Share Target set forth in Section 2.03(a) shall have been achieved, within five (5) Business Days following the achievement of the Share Target, ParentCo shall issue the Contingency Consideration to the Blocker Holder and each Company Unitholder as specified on the Payment Spreadsheet.

(c) If a Change of Control of the ParentCo occurs prior to the second anniversary of the Closing and the Contingency Consideration that is issuable pursuant to Section 2.03(a) remains unissued as of immediately prior to the consummation of such Change of Control, the Contingency Consideration shall immediately vest and the Company Unitholders and the Blocker Holder shall be entitled to receive the Contingency Consideration prior to the consummation of such Change of Control (payable to the Company Unitholders and the Blocker Holder as specified on the Payment Spreadsheet). For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to ParentCo upon:

(i) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of ParentCo, as applicable, and its subsidiaries taken as a whole;

(ii) a merger, consolidation or other business combination of ParentCo (or any subsidiary or subsidiaries that alone or together represent more than fifty percent (50%) of the consolidated business of ParentCo at that time) or any successor or other entity holding fifty percent (50%) or more all of the assets of ParentCo and its subsidiaries that results in the stockholders of ParentCo (or such subsidiary or subsidiaries) or any successor or other entity holding fifty percent (50%) or more of the assets of ParentCo and its subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of ParentCo (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; or

(iii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of ParentCo representing more than fifty percent (50%) of the voting power of the capital stock of ParentCo entitled to vote for the election of directors of ParentCo.

(d) The Contingency Consideration and the Share Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ParentCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ParentCo Common Shares, occurring on or after the date hereof and prior to the time the Contingency Consideration is delivered to the Blocker Holder and Company Unitholders, if any.”

(B).	Section 8.01(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(h) Warrantholder Approval. The registered holders of the public NAC Warrants holding at least a majority of the public NAC Warrants shall have approved an amendment to the NAC Warrant Instrument adding a provision pursuant to which there will be an automatic redemption of all public NAC Warrants for $1.50 per whole public NAC Warrant upon the consummation of the Transactions.”

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Section 2. Waiver of Tender Offer. Section 7.07 of the Agreement provides that, in connection with the Transactions, NAC shall commence the Tender Offer with respect to the publicly held NAC Warrants, including filing with the SEC the Schedule TO, Schedule 14D-9 and other Offer Documents. Notwithstanding the foregoing, the parties to the Agreement have decided that, rather than commencing the Tender Offer, NAC shall instead seek to amend the NAC Warrant Instrument pursuant to the proposed amendment to the NAC Warrant Instrument attached hereto as Exhibit A (the “Warrant Amendment”). To that end, the parties have agreed that, rather than commencing the Tender Offer and filing the Offer Documents, NAC shall call a special meeting of the holders of public NAC Warrants (and include in the notice of such meeting in the Proxy Statement/Prospectus) pursuant to which NAC shall seek the consent of the holders of the public NAC Warrants to the Warrant Amendment. The parties hereby waive NAC’s obligation to perform NAC’s obligations under Sections 2.05 and Section 7.07 of the Agreement.

Section 3. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

Section 4. Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 5. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

NEBULA ACQUISITION CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Co-Chief Executive Officer

NBLA MERGER SUB CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	President

NBLA MERGER SUB LLC

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	President

NEBULA PARENT CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	President

[Signature Page to Amendment and Waiver to Business Combination Agreement]

BRP HOLD 11, INC

By:	/s/ Michelle Riley
Name:	Michelle Riley
Title:	Secretary

By:	/s/ Ronald Fishman
Name:	Ronald Fishman
Title:	Treasurer

OPEN LENDING, LLC

By:	/s/ Ross Jessup
Name:	Ross Jessup
Title:	CFO, COO and Secretary

BLOCKER HOLDER

BREGAL SAGEMOUNT I, L.P.

For and on behalf of Bregal Sagemount I, L.P., acting by its general partner Bregal North America General Partner Jersey Limited

By:	/s/ Colin James Dow
Name:	Colin James Dow
Title:	Director

By:	/s/ Paul Andrew Bradshaw
Name:	Paul Andrew Bradshaw
Title:	Director

[Signature Page to Amendment and Waiver to Business Combination Agreement]

SECURITYHOLDER REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Amendment and Waiver to Business Combination Agreement]

EXHIBIT A

Warrant Amendment

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”) is made as of _____________________, 2020, by and between Nebula Acquisition Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

WHEREAS, on January 12, 2018, the Company consummated its initial public offering (“IPO”) of 27,500,000 units (the “Units”), with each Unit consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one warrant (the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 9, 2018, and filed with the United States Securities and Exchange Commission on January 16, 2018 (the “Warrant Agreement”), which governs the Warrants (capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Warrant Agreement);

WHEREAS, on January 5, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Business Combination Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that, upon the consummation of the transactions contemplated by the Business Contribution Agreement, all of the issued and outstanding Public Warrants will be exchanged for cash in the amount of $1.50 per whole Public Warrant and the Warrant Agreement thereafter terminated with respect to such Public Warrants; and

WHEREAS, on ___________________, 2020, the Company held a special meeting of the holders of Public Warrants pursuant to which the Company obtained the required approval of the holders of the Public Warrants to this Warrant Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

Amendment to Warrant Agreement. The Company and the Warrant Agent hereby amend the Warrant Agreement to add a new “Section 6.5” immediately following “Section 6.4” which shall read as follows:

“6.5 Mandatory Redemption of Public Warrants. Notwithstanding anything contained in this Agreement to the contrary, at the First Effective Time (as defined in the Business Combination Agreement (as defined below)), each Public Warrant issued and outstanding immediately prior to the First Effective Time shall, automatically and without any action by the Registered Holder thereof, or any prior notice by the Company, be exchanged and deemed transferred by such Registered Holder to the Company, in consideration for the right to receive payment of cash from the Company in the amount of $1.50 per whole Public Warrant (the “Consideration”) to be delivered to such Registered Holder by or at the direction of the Company as soon as reasonably practicable. Thereafter, each such Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Consideration and this Agreement shall be deemed terminated with respect to the Public Warrants. “Business Combination Agreement” means that certain Business Combination Agreement by and among the Company, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Business Combination Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative.

Miscellaneous Provisions.

Termination of Amendment. Each of the parties hereto agrees that this Amendment shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

NEBULA ACQUISITION CORP., as the Company

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Name:
Title: